Exhibit 23

Consent of Independent Registered Public Accounting Firm

Profit Sharing Committee

Freescale Semiconductor, Inc. 401(k) Profit Sharing Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-127153) on Form S-8 of Freescale Semiconductor, Inc. of our report dated June 29, 2006 with respect to the statements of net assets available for benefits of Freescale Semiconductor, Inc. 401(k) Profit Sharing Plan as of December 31, 2005 and 2004 and the related statements of changes in net assets available for benefits for the year ended December 31, 2005 and for the period from the date of inception, December 2, 2004, through December 31, 2004, and the supplemental schedule H, line 4a - schedule of delinquent participant contributions for the year ended December 31, 2005 and schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2005, which report appears in the December 31, 2005 Annual Report on Form 11-K of Freescale Semiconductor, Inc. 401(k) Profit Sharing Plan.

/s/ KPMG LLP

Austin, Texas

June 29, 2006